As filed with the Securities and Exchange Commission on April 28, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2851603
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dana A. Gordon, Esq.
Vice President, General Counsel and Secretary
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Robert Shearer, Esq.	Thomas R. Denison
Weil, Gotshal & Manges LLP	First Reserve Corporation
700 Louisiana, Suite 1600	One Lafayette Place
Houston, Texas 77002	Greenwich, CT 06830
(713) 546-5000	(203) 661-6601

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share	Price	Registration Fee
Common Stock, par value $.00001 per share	20,000,000	$6.70 (1)	$134,000,000 (1)	$16,978 (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act, on the basis of $6.70 per share, which was the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on April 26, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2004

PRELIMINARY PROSPECTUS

QUANTA SERVICES, INC.

20,000,000 Shares of Common Stock

     This prospectus includes 20,000,000 shares of common stock that are currently outstanding. All of these shares were issued and sold pursuant to private placements to the selling stockholder listed on page 11 of this prospectus. We are registering these shares of common stock pursuant to commitments to register the shares with the selling stockholder.

     We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. The selling stockholder may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholder may also sell the shares to or with the assistance of broker-dealers who may receive compensation in excess of their customary commissions.

     Our common stock is quoted on The New York Stock Exchange under the symbol “PWR.” On April 26, 2004, the last reported sales price of our common stock on The New York Stock Exchange was $6.69 per share.

     We will pay the expenses of registering the shares.

You should carefully consider the “Risks of Investing in Our Shares” section beginning on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is April __, 2004.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “may,” “will,” “should,” “could,” “expect,” “believe” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	projected operating or financial results;

•	expectations regarding capital expenditures;

•	the effects of competition in our markets;

•	the duration and extent of the current economic downturn; and

•	our ability to achieve cost savings.

     Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions and by known or unknown risks and uncertainties, including the following:

•	quarterly variations in our operating results due to seasonality and adverse weather conditions;

•	the future possibility of an economic downturn;

•	our dependence on fixed price contracts;

•	materially adverse changes in economic conditions in the markets served by us or by our customers;

•	rapid technological and structural changes that could reduce the demand for the services we provide;

•	our ability to effectively compete for market share;

•	cancellation provisions within our contracts;

•	potential liabilities relating to occupational health and safety matters;

•	retention of key personnel and qualified employees;

•	the impact of our unionized workforce on our operations and acquisition strategy;

•	our growth outpacing our infrastructure;

•	potential exposure to environmental liabilities;

•	the cost of borrowing, availability of credit, debt covenant compliance and other factors affecting our financing activities;

•	our ability to generate internal growth;

•	the adverse impact of goodwill impairments;

•	replacement of our contracts as they are completed or expire;

•	our ability to effectively integrate the operations of our companies;

•	beliefs and assumptions about the collectibility of receivables;

•	beliefs or assumptions about the outlook for markets we serve; and

•	the other risks and uncertainties as are described under “Risks of Investing In Our Shares” and as may be detailed from time to time in our public filings with the Securities and Exchange Commission (SEC).

     Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

     All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

SUMMARY

               The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto, incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the “Risks of Investing In Our Shares” section, before making an investment decision.

     Quanta is a leading provider of specialized contracting services, offering end-to-end network solutions to the electric power, gas, telecommunications and cable television industries. Our comprehensive services include designing, installing, repairing and maintaining network infrastructure. Since Quanta began operations, we have made strategic acquisitions to expand our geographic presence, generate operating synergies with existing businesses and develop new capabilities to meet our customers’ evolving needs. For the year ended December 31, 2003, our end markets provided the following percentages of our revenues:

•	Electric power and natural gas (60%)

•	Telecommunications (15%)

•	Cable television operators (7%)

•	Ancillary services, including industrial, commercial and governmental customers (18%)

     Our primary services capabilities include the following:

•	Repair

•	Maintenance

•	Installation

•	Emergency Response

•	Design

•	Specialty Services

     Within the electric power and natural gas end markets, services we provide include: installation, repair and maintenance of electric power distribution networks, electric transmission lines and natural gas distribution systems; design and construction of substation projects; and storm damage restoration work. Within the telecommunications and cable television end markets, services we provide include: fiber optic, copper and coaxial cable installation and maintenance for video, data and voice transmission; design, construction and maintenance of DSL networks and switching systems; engineering and erection of wireless communications towers; and residential installation and customer connects for cable television, telephone and Internet services.

     We were founded in 1997 and began as a group of infrastructure services companies led by our Chief Executive Officer, John Colson. We completed our initial public offering in 1998 and since that time have expanded our geographic coverage and service capabilities through acquisitions and internal growth. Our operating structure allows for the flexibility of multiple operating units with the benefit of an organization with scale. Our units are managed on a decentralized basis, with units operated as individual profit centers. To leverage our scale and geographic reach, our operating units have incentives to cross-sell additional services of other operating units to customers. In addition, our business development group promotes and markets our services for prospective large national accounts and projects that require services from multiple business units.

     During 2002 and 2003, we took several actions to reduce costs. We conducted a comprehensive cost evaluation program the scope of which ranged from equipment utilization to cell phone expenses and has resulted in cost reductions at our units. In addition, we consolidated various operations where there were operational or regional synergies. We reduced salary and benefit costs through staff reductions at several levels of the organization and increased utilization of hourly employees.

     Financial and economic pressures have led our customers to return to their core competencies and focus on cost reductions, resulting in an increased focus on outsourcing services. We believe that we are adequately positioned to provide these services because of our proven full-service operating units with broad geographic reach, financial capability and technical expertise.

     Quanta is a Delaware corporation and our common stock is traded on the NYSE under the symbol “PWR.” Our principal executive offices are located at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056, and our telephone number is (713) 629-7600. We maintain a website at www.quantaservices.com. Information on our website does not constitute a part of this prospectus.

RISKS OF INVESTING IN OUR SHARES

     You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the common stock. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the common stock to decline, which in turn could cause you to lose all or part of your investment.

     Our operating results may vary significantly from quarter to quarter. We experience lower gross and operating margins during winter months due to lower demand for our services and more difficult operating conditions. Additionally, our quarterly results may also be materially and adversely affected by:

•	the timing and volume of work under new agreements;

•	regional or general economic conditions;

•	the budgetary spending patterns of customers;

•	payment risk associated with the financial condition of customers;

•	variations in the margins of projects performed during any particular quarter;

•	the termination of existing agreements;

•	costs we incur to support growth internally or through acquisitions or otherwise;

•	losses experienced in our operations not otherwise covered by insurance;

•	a change in the demand for our services caused by severe weather conditions;

•	a change in the mix of our customers, contracts and business;

•	increases in construction and design costs;

•	changes in bonding and lien requirements applicable to existing and new agreements;

•	the timing of acquisitions; and

•	the timing and magnitude of acquisition integration costs.

     Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

     An economic downturn may lead to less demand for our services. If the general level of economic activity remains slow or deteriorates further, our customers may delay or cancel new projects. The telecommunications and utility markets experienced substantial change during 2002 as evidenced by an increased number of bankruptcies in the telecommunications market, continued devaluation of many of our customers’ debt and equity securities and pricing pressures resulting from challenges faced by major industry participants. These factors have contributed to the delay and cancellation of projects and reduction of capital spending that have impacted our operations and ability to grow at historical levels. A number of other factors, including financing conditions for and potential bankruptcies in the industries we serve, could adversely affect our customers and their ability or willingness to fund capital expenditures in the future or pay for past services. In addition, consolidation, competition or capital constraints in the electric power, gas, telecommunications or cable television industries may result in reduced spending by, or the loss of, one or more of our customers.

     Our dependence upon fixed price contracts could adversely affect our business. We currently generate, and expect to continue to generate, a portion of our revenues under fixed price contracts. We must estimate the costs of completing a particular project to bid for fixed price contracts. The cost of labor and materials, however, may vary from the costs we originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual revenue and gross profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year.

     Our industry is highly competitive. Our industry is served by numerous small, owner-operated private companies, a few public companies and several large regional companies. In addition, relatively few barriers prevent entry into some of our industries. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than we are able to provide. In addition, some of our competitors have greater resources than we do. We cannot be certain that our competitors will not develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, we cannot be certain that we will be able to maintain or enhance our competitive position within our industry or maintain a customer base at current levels. We may also face competition from the in-house service organizations of our existing or prospective customers. Electric power, gas, telecommunications and cable television service providers usually employ personnel who perform some of the same types of services we do. We cannot be certain that our existing or prospective customers will continue to outsource services in the future.

     We may incur liabilities relating to occupational health and safety matters. Our operations are subject to extensive laws and regulations relating to the maintenance of safe conditions in the workplace. While we have invested, and will continue to invest, substantial resources in our occupational health and safety programs, our industry involves a high degree of operational risk and there can be no assurance that we will avoid significant liability exposure. Although we have taken what we believe are appropriate precautions, we have suffered fatalities in the past and may suffer additional fatalities in the future. Claims for damages to persons, including claims for bodily injury or loss of life, could result in substantial costs and liabilities.

     The industries we serve are subject to rapid technological and structural changes that could reduce the demand for the services we provide. The electric power, gas, telecommunications and cable television industries are undergoing rapid change as a result of technological advances that could, in certain cases, reduce the demand for our services or otherwise negatively impact our business. New or developing technologies could displace the wireline systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications and cable television companies to significantly improve their networks without physically upgrading them.

     Failure to obtain or maintain necessary performance bonds could adversely affect our business. Contracts in the industries we serve often require performance bonds or other means of financial assurance to secure contractual performance. During 2002 and 2003, the market for performance bonds tightened significantly. If we are unable to obtain performance bonds or letters of credit in sufficient amounts or on acceptable terms, we might be precluded from entering into additional contracts with certain of our customers. Management believes that our current surety arrangements will satisfy all of our bonding needs for the foreseeable future, but there can be no assurance that such surety arrangements will be sufficient to satisfy all of our future bonding needs

     Many of our contracts may be canceled on short notice, and we may be unsuccessful in replacing our contracts if they are cancelled or as they are completed or expire. We could experience a decrease in our revenue, net income and liquidity if any of the following occur:

•	our customers cancel a significant number of contracts;

•	we fail to win a significant number of our existing contracts upon re-bid;

•	we complete a significant number of non-recurring projects and cannot replace them with similar projects; or

•	we fail to reduce operating and overhead expenses consistent with any decrease in our revenue.

Many of our customers may cancel our contracts on short notice, typically 30-90 days, even if we are not in default under the contract. Certain of our customers assign work to us on a project-by-project basis under master service agreements. Under these agreements, our customers often have no obligation to assign a specific amount of work to us. Our operations could decline significantly if the anticipated volume of work is not assigned to us. Many of our contracts, including our master service contracts, are opened to public bid at the expiration of their terms. There can be no assurance that we will be the successful bidder on our existing contracts that come up for bid.

     We are self-insured against potential liabilities. Although we maintain insurance policies with respect to automobile, general liability, workers’ compensation and employers’ liability, those policies are subject to deductibles of $1,000,000 to $2,000,000 per occurrence, and we are primarily self-insured for all claims that do not exceed the amount of the applicable deductible. We also maintain a non-union employee related health care benefit plan that is subject to a deductible of $250,000 per claimant per year. Losses up to the deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our estimates, our business could be materially and adversely affected.

     The departure of key personnel could disrupt our business. We depend on the continued efforts of our executive officers and on senior management of the businesses we acquire. Although we have entered into employment agreements with terms of one to three years with most of our executive officers and certain other key employees, we cannot be certain that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could negatively impact our ability to manage our business. We do not carry key-person life insurance on any of our employees.

     Our unionized workforce could adversely affect our operations and our ability to complete future acquisitions. As of December 31, 2003, approximately 43% of our employees were covered by collective bargaining agreements. Although the majority of these agreements prohibit strikes and work stoppages, we cannot be certain that strikes or work stoppages will not occur in the future. Strikes or work stoppages would adversely impact our relationships with our customers and could cause us to lose business and decrease our revenue. In addition, our ability to complete future acquisitions could be adversely affected because of our union status for a variety of reasons. For instance, our union agreements may be incompatible with the union agreements of a business we want to acquire and some businesses may not want to become affiliated with a union based company.

     Our business is labor intensive, and we may be unable to attract and retain qualified employees. Our ability to maintain our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We may experience shortages of qualified journeyman linemen. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of these skilled personnel. Labor shortages or increased labor costs could impair our ability to maintain our business or grow our revenues.

     Our business growth could outpace the capability of our corporate management infrastructure. We cannot be certain that our infrastructure will be adequate to support our operations as they expand. Future growth also could impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we can recruit and retain such additional managers and executives. To the extent that we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management, we may not be able to expand our operations or execute our business plan.

     We could have potential exposure to environmental liabilities. Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products, PCBs, fuel storage and air quality. As a result of past and future operations at our facilities, we may be required to incur environmental remediation costs and other cleanup expenses. In addition, we cannot be certain that we will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business, property or assets.

     Opportunities within the government arena could lead to increased governmental regulation applicable to Quanta and unrecoverable start up costs. Most government contracts are awarded through a regulated competitive bidding process. As we pursue increased opportunities in the government arena management’s focus associated with the start up and bidding process may be diverted away from other opportunities. If we were to be successful in being awarded government contracts, a significant amount of costs could be required before any revenues were realized from these contracts. In addition, as a government contractor we would be subject to a number of procurement rules and other public sector liabilities, any deemed violation of which could lead to fines or penalties or a loss of business. Government agencies routinely audit and investigate government contractors. Government agencies may review a contractor’s performance under its contracts, costs structure, and compliance with applicable laws, regulations and standards. If government agencies determine through these audits or reviews that costs were improperly allocated to specific contracts, they will not reimburse the contractor for those costs or may require the contractor to refund previously reimbursed costs. Moreover, our internal controls may not prevent improper conduct. If government agencies determine that we engaged in improper activity, we may be subject to civil and criminal penalties. We also could experience serious harm to our reputation. Many government contracts must be appropriated each year. If appropriations are not made in subsequent years we would not realize all of the potential revenues from any awarded contracts.

     We may not be successful in meeting the requirements of the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 has introduced many new requirements applicable to Quanta regarding corporate governance and financial reporting. Among many other requirements is the requirement under Section 404 of the Act, beginning with the 2004 Annual Report, for management to report on the Company’s internal controls over financial reporting and for Quanta’s independent public accountants to attest to this report. During 2003, the Company commenced actions to ensure its ability to comply with these requirements, including but not limited to, the engaging of outside experts to assist in the evaluation of our controls, additional staffing requirements of our internal audit department and documentation of existing controls. In addition, the Company expects to continue to devote substantial time and incur substantial costs during 2004 to ensure compliance. There can be no assurance that we will be successful in complying with Section 404. Failure to do so could result in the reduced ability to obtain financing, the loss of customers, penalties and additional expenditures to meet the requirements.

     We may not have access in the future to sufficient funding to finance desired growth. If we cannot secure additional financing in the future on acceptable terms, we may be unable to support our growth strategy. We cannot readily predict the ability of certain customers to pay for past services or the timing, size and success of our acquisition efforts. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. Our existing debt agreements contain significant restrictions on our operational and financial flexibility, including our ability to incur additional debt, and if we seek more debt we may have to agree to additional covenants that limit our operational and financial flexibility. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us on terms acceptable to us or at all.

     We may be unsuccessful at generating internal growth. Our ability to generate internal growth will be affected by, among other factors, our ability to:

•	expand the range of services we offer to customers to address their evolving network needs;

•	attract new customers;

•	increase the number of projects performed for existing customers;

•	hire and retain employees; and

•	open additional facilities.

In addition, our customers may reduce the number or size of projects available to us due to their inability to obtain capital or pay for services provided. Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. If we are unsuccessful, we may not be able to achieve internal growth, expand our operations or grow our business.

     Our results of operations could be adversely affected as a result of goodwill impairments. When we acquire a business, we record an asset called “goodwill” equal to the excess amount we pay for the business, including liabilities assumed, over the fair value of the tangible and intangible assets of the business we acquire. Through December 31, 2001, pursuant to generally accepted accounting principles, we amortized this goodwill over its estimated useful life of 40 years following the acquisition, which directly impacted our earnings. The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142 which provides that goodwill and other intangible assets that have indefinite useful lives not be amortized, but instead must be tested at least annually for impairment, and intangible assets that have finite useful lives should continue to be amortized over their useful lives. SFAS No. 142 also provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. SFAS No. 142 requires management to make certain estimates and assumptions to allocate goodwill to reporting units and to determine the fair value of reporting unit net assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows, investment rates, cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Fair value is determined using a combination of the discounted cash flow, market multiple and market capitalization valuation approaches. Absent any impairment indicators, we perform our impairment tests annually during the fourth quarter. Future impairments, if any, will be recognized as operating expenses.

     We may be unsuccessful at integrating companies that we either have acquired or that we may acquire in the future. We cannot be sure that we can successfully integrate our acquired companies with our existing operations without substantial costs, delays or other operational or financial problems. If we do not implement proper overall business controls, our decentralized operating strategy could result in inconsistent operating and financial practices at the companies we acquire and our overall profitability could be adversely affected. Integrating our acquired companies involves a number of special risks which could have a negative impact on our business, financial condition and results of operations, including:

•	failure of acquired companies to achieve the results we expect;

•	diversion of our management’s attention from operational matters;

•	difficulties integrating the operations and personnel of acquired companies;

•	inability to retain key personnel of the acquired companies;

•	risks associated with unanticipated events or liabilities; and

•	potential disruptions of our business.

If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of our entire company could suffer.

     First Reserve’s investment in us may result in potential conflicts of interest with, or dilution of, existing stockholders. First Reserve Fund IX, L.P. (First Reserve) owned approximately 33.8% of the outstanding shares of our common stock as of April 26, 2004. First Reserve demanded the registration of the 20,000,000 shares of common stock registered by this prospectus. After the offering of all of the shares of common stock represented by this prospectus, First Reserve will own 16.5% of the outstanding shares of our common stock. By reason of such stock ownership, conflicts of interest may arise in the future between us and First Reserve and its affiliates with respect to, among other things, issuances of additional shares of voting securities or the payment of dividends. There are no contractual or other restrictions on the ability of First Reserve or its affiliates to pursue other investment opportunities in any of the industries we serve. In addition, First Reserve may have interests that could be in conflict with those of other stockholders.

     You are unlikely to be able to seek remedies against Arthur Andersen LLP, our former independent auditor. Our consolidated financial statements for the fiscal years ended prior to December 31, 2002 were audited by Arthur Andersen LLP, our former independent auditor. In June 2002 Arthur Andersen LLP was convicted of federal obstruction of justice charges in connection with its destruction of documents. As a result of its conviction, Arthur Andersen LLP has ceased operations and is no longer in a position to reissue its audit reports or to provide consent to include financial statements reported on by it in this prospectus. Because Arthur Andersen LLP has not reissued its reports and because we are not able to obtain a consent from Arthur Andersen LLP, you will have no effective remedy against Arthur Andersen LLP in connection with their role as our independent public accountants for the period covered by its previously issued reports. Even if you have a basis for asserting a remedy against, or seeking to recover from, Arthur Andersen LLP, we believe that it is unlikely that you would be able to recover damages from Arthur Andersen LLP.

     Certain provisions of our corporate governing documents could make an acquisition of our company more difficult. The following provisions of our certificate of incorporation and bylaws, as currently in effect, as well as our stockholder rights plan and Delaware law, could discourage potential proposals to acquire us, delay or prevent a change in control of us or limit the price that investors may be willing to pay in the future for shares of our common stock:

•	our certificate of incorporation permits our board of directors to issue “blank check” preferred stock and to adopt amendments to our bylaws;

•	our bylaws contain restrictions regarding the right of stockholders to nominate directors and to submit proposals to be considered at stockholder meetings;

•	our certificate of incorporation and bylaws restrict the right of stockholders to call a special meeting of stockholders and to act by written consent;

•	we are subject to provisions of Delaware law which prohibit us from engaging in any of a broad range of business transactions with an “interested stockholder” for a period of three years following the date such stockholder became classified as an interested stockholder; and

•	on March 8, 2000, we adopted, and have subsequently amended, a stockholder rights plan that could cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors or permitted by the stockholder rights plan.

PROCEEDS FROM SALE OF SHARES

     We will receive no proceeds from the sale of any or all of the shares being offered by the selling stockholder under this prospectus. We estimate we will spend approximately $77,000 in registering the offered shares.

SELLING STOCKHOLDER

     We are registering all 20,000,000 shares of common stock covered by this prospectus on behalf of the selling stockholder named in the table below. We issued the shares to the selling stockholder in a private placement. We have registered the shares to permit the selling stockholder and its respective pledgees, donees, transferees or other successors-in-interest that receive their shares from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate.

     The table below identifies the selling stockholder and other information regarding the beneficial ownership of the common stock by the selling stockholder. The second column lists the number and percentage of shares of common stock beneficially owned by the selling stockholder as of April 26, 2004.

	Ownership of Common				Number of	Ownership of Common
	Stock Before Offering				Shares Being	Stock After Offering
Selling Stockholder	Number		Percentage		Offered	Number	Percentage
First Reserve Fund IX, L.P. (1)	39,014,630	(2)	33.8%	(3)	20,000,000	19,014,630	16.5	%(3)

(1)	First Reserve GP IX, L.P. (GP IX) is the general partner of First Reserve and may be deemed to beneficially own all of the shares of common stock owned by First Reserve. First Reserve GP IX, Inc. (GP Inc.), as the general partner of GP IX, may be deemed to beneficially own all of the shares of common stock owned by First Reserve.

(2)	Consists of 38,916,204 shares of common stock held by First Reserve, 33,445 shares of common stock and options to purchase 15,000 shares of common stock issued to Ben A. Guill in his capacity as a director of Quanta and 49,981 shares of common stock issued to Thomas J. Sikorski in his capacity as a director of Quanta. GP Inc. may be deemed to beneficially own the aforementioned shares and options issued to Ben A. Guill and Thomas Sikorski.

(3)	The percentage above is obtained by using as the denominator 115,500,267 shares of common stock, comprised of 115,485,267 shares of common stock outstanding as of April 26, 2004 and options to purchase 15,000 shares issued to Ben A. Guill in his capacity as a director of Quanta.

The First Reserve Securities Purchase Agreement and Investor’s Rights Agreement

     On October 15, 2002, we entered into a Securities Purchase Agreement and an Investor’s Rights Agreement with First Reserve. Under the Securities Purchase Agreement, on October 15, 2002, First Reserve purchased 8,666,666 shares of common stock from Quanta at a purchase price of $3.00 per share. In addition, First Reserve agreed, subject to certain conditions, to purchase from Quanta 2,430,741 shares of Series E Preferred Stock. Each share of Series E Preferred Stock was convertible into ten shares of common stock, at a price per common stock share equivalent of not less than $3.00 nor more than $3.50, depending on the average closing price of Quanta’s common stock for a designated period of time prior to closing. On December 20, 2002, First Reserve purchased approximately 2.4 million shares of Series E Preferred Stock for $30.00 per share, and the shares of Series E Preferred Stock were converted into approximately 24.3 million shares of common stock on December 31, 2002.

     Under the Investor’s Rights Agreement, First Reserve is entitled to (i) designate up to three directors to Quanta’s board of directors, depending upon First Reserve’s total ownership in Quanta and certain other conditions, (ii) three demand registrations with respect to the common stock, (iii) unlimited “piggyback” registrations, and (iv) a preemptive right to purchase shares of common stock upon Quanta’s issuance of shares to third parties. First Reserve’s preemptive right allows it to purchase a proportionate number of shares of our common stock so that it may maintain the same voting percentage of our common stock that it had immediately prior to the issuance of our common stock or securities convertible into common stock to third parties. First Reserve’s purchase price for each share of our common stock purchased pursuant to this right equals the closing price per share of our common stock on the date of issuance of the shares of common stock or securities convertible into common stock to the third party. The Investor’s Rights Agreement also provides that (i) First Reserve shall not transfer any portion of its shares of our common stock to any competitor of Quanta, (ii) any transferee of shares constituting 15% or more of the voting securities of Quanta must assume in writing the obligations of First Reserve under the Investor’s Rights Agreement, and (iii) any permitted transfer will be exempt from Quanta’s Stockholders’ Rights Plan, provided that any transferee owning more than 5% of the voting securities of Quanta will not, as a result of the transfer, own more than 37% of the voting securities of Quanta. The shares offered by this prospectus are being offered pursuant to First Reserve’s demand registration rights in the Investor’s Rights Agreement.

HOW THE SHARES MAY BE DISTRIBUTED

     The purpose of this prospectus is to permit the selling stockholder or its assignees or transferees (collectively, the “selling stockholder”) to offer for sale or to sell the common shares covered by this prospectus at such time and at such prices as the selling stockholder, in its sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.

     The selling stockholder may sell or distribute some or all of its shares from time to time through one or more underwriters, dealers, brokers or other agents, by acting directly as principal for its own account, or by any other legally available means, to one or more purchasers in transactions on The New York Stock Exchange or other exchanges on which our common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, in brokerage transactions, through the writing of options, or in a combination of these transactions. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. The obligations of any underwriters or direct purchasers to purchase the common shares covered by this prospectus may be subject to conditions precedent specified in a prospectus supplement. Such transactions may be effected by the selling stockholder at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices or at fixed prices, which may be changed.

     Underwriters, brokers, dealers, or their agents participating in such transactions may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder or, if they act as agent for the purchaser of the shares, from the purchaser. Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved. Any such underwriters, brokers, dealers or other agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any discounts, commissions or concessions received by any such underwriters, brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the selling stockholder from the sale of the common shares covered by this prospectus will be the sale price of the shares, less any discounts and commissions.

     If applicable law requires, we will (i) provide a supplement to this prospectus to disclose the specific shares to be sold, the public offering price of the shares to be sold, the names of any underwriters, brokers, dealers or agents employed by the selling stockholder in connection with such sale, and any applicable discounts, concessions or commissions with respect to a particular transaction, and (ii) file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in such registration statement or any material change to such information in the registration statement.

     In connection with the offer and sale of the shares by the selling stockholder, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and by the selling stockholder.

     Under Regulation M of the Exchange Act, any person engaged in a distribution of the common shares offered hereby may not simultaneously engage in market-making activities with respect to our common shares for up to five business days prior to the commencement of such distribution. In addition, the selling stockholder will be subject to restrictions under the Exchange Act, including Rule 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling stockholder. All of the foregoing may affect the marketability of the shares offered hereby.

     We will pay all expenses of the registration of the offered securities, including SEC filing fees, expenses of compliance with state securities or “blue sky” laws, printing expenses, listing fees, fees and disbursements of our legal counsel and independent public accountants, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable out-of-pocket expenses, including, without limitation, all reasonable expenses incurred directly by the selling stockholder for one legal counsel. The selling stockholder will pay any underwriting fees, discounts and selling commissions. The selling stockholder will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act. The selling stockholder will indemnify us against certain civil liabilities, including certain liabilities under the Securities Act.

     Under agreements which may be entered into by the selling stockholder and/or us in connection with any sale of common shares pursuant to this prospectus, the underwriters, brokers, dealers or other agents that participate in the distribution of the common shares may be entitled to (i) indemnification by the selling stockholder and/or us against some liabilities; including liabilities under the

Securities Act, or (ii) contribution with respect to payments which the underwriters, brokers, dealers or agents may be required to make relating to these liabilities. Any agreement in which the selling stockholder and/or we agree to indemnify underwriters, brokers, dealers and agents against civil liabilities will be described in a prospectus supplement.

     If so indicated in a prospectus supplement, the selling stockholder will authorize dealers or other persons acting as an agent to solicit offers by some institutions to purchase securities from the selling stockholder pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others.

     There is at the present time no plan, arrangement or understanding between the selling stockholder and any underwriter, broker, dealer or agent regarding the sale of the common shares covered by this prospectus. The selling stockholder may decide not to sell any of the shares offered by the selling stockholder pursuant to this prospectus. In addition, we cannot assure you that the selling stockholder will not transfer, devise or give the common shares covered by this prospectus to a transferee by means not described in this prospectus.

     The selling stockholder also may resell all, or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided the selling stockholder meets the criteria and conforms to the requirements of such rule. Securities covered by this prospectus may also be sold to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act rather than pursuant to this prospectus.

     Under the First Reserve Investor’s Rights Agreement, we are obligated to keep the registration statement of which this prospectus is a part effective until the earlier of such time as (i) all of the selling stockholder’s shares offered hereby have been disposed of in accordance with the intended methods of disposition set forth above, or (ii) one year after such registration statement becomes effective (such one-year period being subject to extension at our discretion).

LEGAL MATTERS

     Weil, Gotshal & Manges LLP has passed upon the validity of the common stock offered hereby on behalf of Quanta.

EXPERTS

     The consolidated financial statements of Quanta as of and for each of the two years in the period ended December 31, 2003, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Quanta as of and for the year ended December 31, 2001, from our Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent accountants, as stated in their reports appearing therein, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

     We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus or the shelf registration statement as having certified our consolidated financial statements for the period ended December 31, 2001, as required by Section 7 of the Securities Act. We have dispensed with the requirement to file its consent in reliance on the temporary relief provided by the SEC under Rule 437(a) of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a) of the Securities Act and therefore your right of recovery under that section will be limited as a result of the lack of consent. Even if you have a basis for asserting a remedy against, or seeking to recover from, Arthur Andersen LLP, we believe that it is unlikely that you would be able to recover damages from Arthur Andersen LLP.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We incorporate by reference the filings listed below, which have previously been filed with the SEC, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than current reports furnished under Item 9 or Item 12 of Form 8-K unless specifically incorporated by reference by us). All of these filings, which contain important information about us, are considered a part of this prospectus.

•	Our annual report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004.

•	The description of our common stock contained in our registration statement on Form 8-A/A, filed on February 6, 1998.

     You may obtain copies of documents incorporated by reference in this document, without charge, by writing to us at the following address or calling us at the telephone number listed below:

Quanta Services, Inc.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
Attention: Corporate Secretary

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of common stock to be offered and sold by this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made or incorporated by reference into this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the registrant in connection with the resales of the securities to be registered, other than underwriting commissions. All amounts shown are estimates except the SEC registration statement filing fee. The selling stockholder will pay none of the expenses listed below:

Amount to be Paid
Securities and Exchange Commission Filing Fee	$16,978
Printing Fees and Expenses	10,000
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	15,000
Other	—

Total	$76,978

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law provides that a corporation may, and in certain circumstances must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation, such indemnification is limited to expenses incurred in defense or settlement of the suit or action. Delaware law also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified.

     Article Tenth of our Restated Certificate of Incorporation and Article Seven of our Amended and Restated Bylaws contain provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent permitted by Delaware law. Additionally, Article Eleventh of our Restated Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

     The Delaware General Corporation Law also permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements, whether or not the corporation would have the power to indemnify such persons therefor. Article Seven of our Amended and Restated Bylaws permits us to purchase such insurance. We have director and officer insurance in place for our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS

4.1	Form of Common Stock certificate (previously filed as Exhibit 4.1 to Quanta’s Registration Statement on Form S-1 (No. 333-42957) filed December 22, 1997 and incorporated herein by reference)
4.2	Amended and Restated Rights Agreement, dated as of March 8, 2000, amended and restated as of October 24, 2002 between Quanta Services, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (previously filed as Exhibit 1.1 to the Company’s Form 8-A12B/A (No. 001-13831) filed October 25, 2002 and incorporated herein by reference)
5.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of the securities being registered (filed herewith)
10.1	Securities Purchase Agreement dated October 15, 2002 between Quanta Services, Inc. and First Reserve Fund IX, L.P. (previously filed as Exhibit 10.1 to the Company’s Form 8-K (No. 001-13831) filed October 22, 2002 and incorporated herein by reference)
10.2	Investors’ Rights Agreement dated October 15, 2002 between Quanta Services, Inc. and First Reserve Fund IX, L.P. (previously filed as Exhibit 10.2 to the Company’s Form 8-K (No. 001-13831) filed October 22, 2002 and incorporated herein by reference)
10.3	Amendment No. 1 to Securities Purchase Agreement dated December 6, 2002 between Quanta Services, Inc. and First Reserve Fund IX, L.P. (previously filed as Exhibit 10.1 to the Company’s Form 8-K (No. 001-13831) filed December 11, 2002 and incorporated herein by reference)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Weil, Gotshal & Manges LLP (see Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange At) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of April, 2004.

QUANTA SERVICES, INC.
By:	/s/ John R. Colson
John R. Colson
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Dana A. Gordon and James H. Haddox, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on April 27, 2004, by the following persons in the capacities indicated below:

SIGNATURE	TITLE (CAPACITY)
/s/ John R. Colson John R. Colson	Chief Executive Officer, Director (Principal Executive Officer)
/s/ James H. Haddox James H. Haddox	Chief Financial Officer (Principal Financial Officer)
/s/ Derrick A. Jensen Derrick A. Jensen	Vice President, Controller and Chief Accounting Officer
/s/ James R. Ball James R. Ball	Director
/s/ Vincent D. Foster Vincent D. Foster	Director
/s/ Louis C. Golm Louis C. Golm	Director
/s/ Ben A. Guill Ben A. Guill	Director
/s/ Thomas J. Sikorski Thomas J. Sikorski	Director
/s/ Gary A. Tucci Gary A. Tucci	Director
/s/ John R. Wilson John R. Wilson	Director
/s/ Bernard Fried Bernard Fried	Director
/s/ H. Jarrell Gibbs H. Jarrell Gibbs	Director